Exhibit 10.3

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and among Christopher R. Easter, on behalf of himself, his spouse, heirs, and assigns (the “Executive”), on the one hand, and Daseke, Inc. (the “Company”), on the other hand, and is effective as of the last date shown next to the parties’ signature below. The Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as Chief Executive Officer pursuant to that certain Amended and Restated Employment Agreement effective as of April 20, 2020 (the “Employment Agreement”), and in such role received the Company’s proprietary and confidential information;

WHEREAS, Executive received certain equity awards in the Company – both Non-Qualified Stock Options and Performance Stock Units – pursuant to that certain Daseke, Inc. 2017 Omnibus Incentive Plan (the “Outstanding Equity Awards”);

WHEREAS, Executive agreed to be bound by certain restrictive covenants in the Employment Agreement, which restrictive covenants remain enforceable as provided herein; and

WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.               Separation; Transition of Knowledge. Executive and the Company agree that, effective as of December 31, 2020 (the “Separation Date”), Executive shall voluntarily resign from Executive’s position as Chief Executive Officer of the Company and from any and all other positions, roles, offices, or titles held by Executive with, at the direction of, or for the benefit of the Company and all subsidiaries of the Company, including, without limitation, Executive’s role as director on the Board of Directors of the Company (the “Board”). Without limiting Executive’s obligations pursuant to Section 4(e), Executive agrees, for a period of sixty (60) days after the Separation Date, to provide the Company and such personnel as it may designate from time to time with reasonable assistance in transferring Executive’s knowledge in relation to the business and affairs of the Company to others at the Company, provided, however, that it is understood that Executive’s obligations in this regard shall not require any regular nor material commitment of time, nor shall Executive receive any additional remuneration beyond that set forth in this Agreement in connection with such assistance.

2.               Payments and Benefits.

a.            Accrued Rights.

(i)        Salary and Accrued Benefits. Executive shall be entitled to payment of Executive’s regular base salary earned through the Separation Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans. The amounts paid in accordance with this Section 2(a) are gross amounts, subject to lawful deductions, and will be paid in accordance with applicable law, and made payable in the ordinary course in accordance with the Company’s regular payroll procedure. For the avoidance of doubt, Executive waives any claimed entitlement to accrued but unused vacation.

(ii)              Health Benefits. In accordance with the Company’s existing policies or at the Company’s discretion, Executive will receive (or retain the benefit of) payment of the employer’s portion of Executive’s monthly group health plan premiums through the Separation Date. Executive’s paid group health insurance benefits will continue through the Separation Date. Following the Separation Date, Executive is entitled at Executive’s option to continue the Company’s group health coverage for himself in accordance with the terms of the health insurance plan and the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). Executive will receive additional information under separate cover regarding Executive’s rights to continue coverage under the Company’s group health plan pursuant to COBRA.

(iii)            No Other Compensation Due and Representations as to Taxation. Except as set forth herein, Executive agrees that Executive is entitled to no other compensation or benefits from the Company, and that Executive shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Executive’s employment or the cessation thereof, including, but not limited to, sick time, personal time, vacation, bonus, expenses, equity interests, or severance or payments in lieu of notice pursuant to the Employment Agreement. The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Executive is not relying on any statement or representation of the Company in this regard. Executive will be solely responsible for the payment of any and all state, federal, and local taxes owed by him in connection the payments or benefits provided hereunder; provided, however, that the Company shall comply with all applicable laws related to withholding and depositing taxes on such payments or benefits.

b.            Special Separation Compensation. In consideration of Executive’s undertakings set forth in this Agreement, and conditioned upon Executive’s execution and delivery of this Agreement, and compliance with all terms of this Agreement and Sections 8-10 of the Employment Agreement:

(i)          notwithstanding the termination of Executive’s employment prior to the end of the calendar year, and provided that Executive signs and does not revoke the Supplemental Release attached hereto as Exhibit A during the time period specified therein, the Company will pay Executive an annual bonus for 2020 in the gross amount of One-Million Four-Hundred Thousand Dollars and No Cents ($1,400,000.00) on the first administratively practicable payroll date in January 2021 following the effectiveness of the Supplemental Release; and

(ii)         in exchange for Executive’s waiver of any claim in relation to the unvested portion of the Outstanding Equity Awards, the Company will make four equal payments to the Executive, each in the gross amount of Four-Hundred Seventy-Five Thousand Dollars and No Cents ($475,000) on each of June 30, 2021, December 31, 2021, June 30, 2022, and December 31, 2022 (i.e. the aggregate gross sum of such payments, if payable, is One Million Nine-Hundred Thousand Dollars).

The amounts to be paid pursuant to this Section 2(b) are collectively referred to herein as the “Special Separation Compensation” and are gross amounts that will be paid less all applicable withholdings and deductions. For the avoidance of doubt, the Company shall not have any further obligation to pay any unpaid amounts of the Special Separation Compensation to Executive in the event that Executive breaches his obligations pursuant to this Agreement, it being understood that, in the case of any dispute over the same, any determination by the Company that Executive breached this Agreement shall be reviewed de novo by the arbitrator (in accordance with Section 8 below).

c.            No Other Benefits or Payments Due. Executive acknowledges and agrees that the payments and benefits provided in this Agreement exceed Executive’s entitlements from the Company, as of the date immediately preceding his entry into this Agreement, whether under the Employment Agreement or in relation to the Outstanding Equity Awards or pursuant to any other agreement, plan or policy of the Company, and, further that the Company has satisfied all obligations owed to Executive pursuant to Executive’s employment with the Company and Executive’s participation in its benefit plans, and, except as set forth herein, that no additional sums are currently owed by the Company or any of the other Releasees for any reason.

d.            No Representations as to Taxation. The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Executive is not relying on any statement or representation of the Company in this regard. Executive will be solely responsible for the payment of any and all state, federal, and local taxes owed by him in connection with the Special Separation Compensation and any other payments or benefits provided hereunder; provided, however, that the Company shall comply with all applicable laws related to withholding and depositing taxes on such payments or benefits.

3.             Releases.

a.            In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, Executive, on behalf of himself and his agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or Affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed Person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Executive’s employment with the Company, the cessation thereof, the Employment Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date hereof (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters.

b.                  Except as expressly provided in this Agreement, Executive acknowledges and agrees that the Company and its Affiliates have fully satisfied any and all obligations owed to him, and no further sums are owed to him by the Company or by any of the other Releasees at any time. Executive represents and warrants that Executive has not filed any lawsuit or any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee. Notwithstanding the foregoing, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Executive’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

c.                   Nothing in this Section 3 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement, (ii) any rights to indemnification (including pursuant to Section 14 of the Employment Agreement), or to coverage under the Company’s or its Affiliates directors’ and officers’ liability insurance, (iii) Executive’s rights to exercise his vested Non-Qualified Stock Options pursuant to the terms of the governing grant agreement(s), (iv) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance, (v) unpaid salary earned through the Separation Date, (vi) reimbursement for business expenses incurred prior to the Separation Date, (vii) rights to vested 401(k) benefits, or (viii) rights under COBRA.

d.                  Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any Person or entity. Executive represents that Executive has suffered no work-related injuries while providing services for the Company and represents Executive does not intend to file any claim for compensation for work-related injury. Executive further represents that Executive has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees.

e.                   The Company, on behalf of itself and its subsidiaries, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges Executive, his agents, spouse, heirs, executors, successors and assigns from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, both in law and equity, based on facts known by the Board as of the Separation Date (or facts that the Board should have known upon reasonable inquiry) related to or arising from Executive’s employment with the Company, the cessation thereof, and the Employment Agreement; provided, however, that nothing in this Agreement shall be construed to release Executive from any claim for, or based upon (i) fraud, (ii) breach of fiduciary duty, (iii) willful or intentional misconduct amounting to a violation of securities laws, or (iv) any claims as to which indemnification by the Company would be prohibited by applicable law.

4.            Covenants. In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, and in exchange for the provision of confidential information of the Company, Executive agrees to be bound by the following covenants:

a.                   Prior Covenants. Executive acknowledges and affirms his restrictive covenants contained in Sections 8-10 of the Employment Agreement and agrees that such covenants remain in full force and effect, are reasonable, enforceable, and necessary to protect the legitimate business interests of the Company, and agrees that he shall not commit any breach of the same.

b.                   Notice under Defend Trade Secrets Act. In accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information.

c.                   Return of Property. Executive represents and warrants that he has returned to the Company all property of the Company in whatever form, including (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any Affiliate of the Company (or business dealings thereof) that are in Executive’s possession, subject to Executive’s control or held by Executive for others; and (ii) all property or equipment that Executive has been issued by the Company or any Affiliate of the Company during the course of his employment or property or equipment thereof that Executive otherwise possesses, including any vehicles, computers, cellular phones, pagers and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate of the Company. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any Affiliate of the Company that has been or is inadvertently directed to Executive following Executive’s last day of employment, or that Executive discovers is within his possession. Notwithstanding the foregoing, Executive shall be entitled to retain such records as are necessary for preparation of his personal income tax returns and relating to his benefit plan participation.

d.                   No representative capacity. Executive acknowledges and agrees that he will not hold himself out in dealings with any third-party as an agent or representative of the Company or any of its members, managers, or other Affiliates.

e.                   Cooperation. Executive agrees to cooperate in good faith with the Company (including any Affiliate, the Board or any Committee thereof,) to assist it with any information or matter which is within Executive’s knowledge and related to Executive’s involvement with the Company, including but not limited to being reasonably available for interview(s) upon request by the Company’s attorneys, auditors, or accountants, or providing truthful testimony without the necessity of a subpoena or compensation in any pending, threatened, or future legal matter in which the Company (or any Affiliate, the Board or any Committee thereof) is a party or otherwise seeks to prosecute or defend its rights. The Company shall provide Executive with prompt reimbursement for any reasonable travel and other direct expenses reasonably incurred (including, if applicable, lost wages), to comply with his obligations under this Section 4(e), so long as Executive provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses. Executive further agrees that he shall not voluntarily cooperate with any person (other than a Government Agency) in any litigation, arbitration or other actual or contemplated proceeding against the Company (or its Affiliates, its Board or any Committee thereof), including, without limitation, providing information or assistance to such person, testifying voluntarily at the request of such person, making public statements in relation to any such litigation, arbitration or other proceeding, or otherwise aiding such person against the Company (or its Affiliates, its Board or any Committee thereof); provided, however, that nothing in this Agreement shall prohibit Executive from providing truthful testimony when compelled by subpoena or other valid legal process.

f.                    Non-Disparagement. Executive agrees that he will not, and will cause his Affiliates not to, disparage the Company, any Affiliate of the Company, or any current or former director, officer, member, manager, or employee of the foregoing, in any way that would be reasonably expected to materially and adversely affect the goodwill, reputation or business of the Company or its Affiliates with the public generally, or with any of their respective customers, vendors or employees. The Company agrees to instruct its directors and officers, and those of its subsidiaries, not to make any disparaging statements concerning Executive, and, further, the Company shall not authorize, encourage or ratify any disparaging statement made by any person in violation of its instruction and shall admonish and/or discipline any such person who violates the instruction. The foregoing shall not prohibit either Party from making any truthful statements (i) to a government agency, (ii) in connection with securities filings, (iii) in response to legal process, including as part of any testimony that Executive is compelled to offer, or (iv) any disclosure that such Party reasonably believes, after consultation with outside counsel, is legally required by applicable law.

g.                   Insurance. The Company shall maintain in effect directors and officers liability insurance, at no less than current coverage levels, covering Executive’s actions and inactions prior to the Separation Date in his role as Chief Executive Officer and any other positions Executive may have held prior to the Separation Date as an officer of any of the Company’s subsidiaries for a period of at least six years following the Separation Date.

h.                   Enforcement. Notwithstanding Section 8, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of this Section 4; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 8.

5.             Standstill. Except as otherwise provided in this Agreement, without the prior written consent of the Company, Executive shall not, directly or indirectly, take any of the actions set forth on Exhibit B hereto at any time on or before December 31, 2022. Additionally, Executive agrees that, for a period of six years from the date of this Agreement, he shall decline any nomination, election or appointment to serve on the Board.

6.             Consultation with Attorney: Voluntary Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 3, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 3. Executive acknowledges and agrees that the payments set forth this Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release in Section 3. Executive represents that he has read this Agreement, including the General Release in Section 3 and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion. Executive acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

7.             Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.

8.             Dispute Resolution. Notwithstanding the sole exception to this Section 8 as provided in Section 4(h), any and all disputes relating to or arising from this Agreement (including but not limited to the arbitrability thereof), Executive’s employment with the Company, the Employment Agreement, or any of the Claims released hereunder, shall be settled by binding confidential arbitration in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute fourteen (14) days after the giving of such notice may be submitted to AAA arbitration conducted before a single neutral arbitrator in Dallas County, Texas, admitted to practice law in Texas for a minimum of fifteen (15) years and who is a former judge. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by AAA. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted by Section 4(h) of this Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereby waive any and all right to a trial by jury in or with respect to such litigation. Each party will bear its own expenses and the fees of its own attorneys. The arbitration shall be conducted on a confidential basis, and the parties shall not disclose the existence of any dispute hereunder or the nature of any claim, or any documents, testimony, evidence or information exchanged or presented in connection with the arbitration proceeding, or any rulings or decisions or results of the arbitrator, to any Person, except his advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator’s award. Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the ADEA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

9.             Public Announcement. The Company and Executive agree that the Company shall issue a press release announcing Executive’s retirement substantially in the form attached hereto as Exhibit C.

10.           Entire Agreement. This Agreement, together with Executive’s surviving obligations in Sections 8-10 of the Employment Agreement as described herein, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Executive agrees that he is not relying on any representations outside this Agreement. The Parties agree that the Employment Agreement (except as expressly provided herein) is superseded by this Agreement and of no further force or effect.

11.           Amendment. This Agreement may be modified or amended only by a written instrument signed by Executive and an officer of the Company.

12.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. In the event of Executive’s death, the Company shall pay any unpaid Special Severance Consideration to Executive’s estate. Executive shall not assign this Agreement or any part hereof other than by will or the laws of intestacy. Any other purported assignment by Executive shall be null and void from the initial date of the purported assignment.

14.           Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

15.           Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

16.           Certain Definitions.

a.                   “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person, where “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

b.                   “beneficially own”, “beneficially owned” and “beneficially ownership” shall have the same meanings as set forth in Rule 13d-3 and Rule 13d-5 of the Exchange Act.

c.                   “Person” means any individual, corporation, limited partnership, general partnership, limited liability partnership, limited liability company, joint stock company, joint venture, corporation, unincorporated organization, association, company, trust, group or other entity or any governmental or political subdivision or any agency, department or instrumentality thereof.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

18.           Legal Fees. The Company shall promptly, and in all events within 30 days following the date Executive submits invoices therefor, pay directly or reimburse Executive for all reasonable fees of Locke Lord LLP incurred in connection with his termination of employment and the negotiation of this Agreement, provided that such fees shall not exceed $20,000 in the aggregate.

19.           Compliance with Section 409A. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and otherwise comply with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). The Parties acknowledge and agree that Executive’s termination of employment on the Separation Date constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). The Company and Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: December 30, 2020	/s/ Christopher R. Easter
Christopher R. Easter

Dated: December 30, 2020	Daseke, Inc.

	By:	/s/ Soumit Roy

Name:	Soumit Roy

Title:	Secretary

EXHIBIT A

SUPPLEMENTAL RELEASE

TO BE EXECUTED UP TO 21 DAYS AFTER THE SEPARATION AGREEMENT

By his signature below, Christopher R. Easter (“Executive”) hereby releases and forever discharges as of the date hereof Daseke, Inc. and the Releasees as set forth herein. Capitalized undefined terms used in this Supplemental Release shall have the meaning ascribed to them in the Separation Agreement between Executive and the Company (the “Separation Agreement”). The Releasees are intended to be third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive agrees as follows:

1.                  Executive understands that the payment specified in Section 2(b)(i) of the Separation Agreement represents, in part, consideration for signing this Supplemental Release, and is not salary, wages or benefits to which he was already entitled. Executive understands and agrees that he will not receive the payment specified in Section 2(b)(i) of the Separation Agreement unless he executes this Supplemental Release within twenty-one (21) days after his execution of the Separation Agreement.

2.                  Except as provided in Paragraphs 3, 4 and 5 of this Supplemental Release, in consideration of the payments and benefits (less all applicable withholdings) set forth in the Separation Agreement, Executive, on behalf of himself and his agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or Affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed Person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Executive’s employment with the Company, the cessation thereof, the Employment Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date hereof. The foregoing release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters.

3.                  Executive represents and warrants that Executive has not filed any lawsuit or any proceeding, charge, complaint or action asserting any claim released by this Supplemental Release before any federal, state, or local administrative agency or court against any Releasee. Notwithstanding the foregoing, nothing contained in this Supplemental Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Executive’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Supplemental Release does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Executive also hereby agrees that nothing contained in this Supplemental Release shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

4.                  This Supplemental Release includes a release of claims for age discrimination under the Age Discrimination in Employment Act of 1967 (the “ADEA”). In accordance with the ADEA, Executive acknowledges that the ADEA requires that he be advised to consult with an attorney before he waives any claim under the ADEA, and Executive recognizes that, by the Separation Agreement and Supplemental Release, he has been so advised. In addition, the ADEA allows Executive 21 days to decide whether to waive claims under the ADEA, although he is not required to wait the entire 21 days if he chooses to accept sooner. Under the ADEA, Executive has seven days after signing this Supplemental Release to revoke the waiver, as described further herein. If Executive does not revoke this Supplemental Release during the seven-day revocation period, then it shall become effective on the eighth day after he signs it. If Executive elects to revoke this Supplemental Release during the seven-day revocation period, such revocation must be in writing and, within seven (7) days of the date upon which this Supplemental Release was signed by him, personally delivered or emailed to the Company, ATTN: Soumit Ray, General Counsel, at soumit@daseke.com. Executive agrees that this Supplemental Release does not waive or release any rights or claims that he may have which arise after the date he executes this Supplemental Release.

5.                  Nothing in this Supplemental Release shall be deemed to release (i) Executive’s right to enforce the terms of the Separation Agreement, (ii) any rights to indemnification (including pursuant to Section 14 of the Employment Agreement), or to coverage under the Company’s or its Affiliates directors’ and officers’ liability insurance, (iii) Executive’s rights to exercise his vested Non-Qualified Stock Options pursuant to the terms of the governing grant agreement(s), (iv) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance, (v) unpaid salary earned through the Separation Date, (vi) reimbursement for business expenses incurred prior to the Separation Date, (vii) rights to vested 401(k) benefits, or (viii) rights under COBRA.

6.                  Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any Person or entity. Executive represents that Executive has suffered no work-related injuries while providing services for the Company and represents Executive does not intend to file any claim for compensation for work-related injury. Executive further represents that Executive has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees. Executive represents that he has not reported any alleged improper conduct or activity to the Company or any of its Affiliates; that he has no knowledge of any such conduct or activity; and that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its Affiliates

7.                  Executive acknowledges that this Supplemental Release, together with the Separation Agreement, represents the settlement of any and all claims and potential claims that Executive may have against the Releasees. Executive accepts the Separation Agreement and this Supplemental Release as being in full and complete accord, satisfaction, compromise, and settlement of any and all such claims or potential claims and expressly agrees that he is not entitled to and shall not receive any further payment or recovery of any kind from the Company, and that the Company shall have no further monetary or other obligation of any kind to Executive, including any further obligation for any costs, expenses, and attorneys’ fees except as provided in the Separation Agreement.

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

•	I HAVE READ IT CAREFULLY AND VOLUNTARILY CONSENT TO EVERYTHING IN IT;

•	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

•	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

•	I HAVE BEEN AFFORDED 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS SUPPLEMENTAL RELEASE TO CONSIDER IT AND TO THE EXTENT I SIGN IT PRIOR TO THE END OF SUCH PERIOD, I AM DOING SO VOLUNTARILY;

•	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SUPPLEMENTAL RELEASE TO REVOKE IT AND THAT THIS SUPPLEMENTAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

•	I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:
CHRISTOPHER R. EASTER

EXHIBIT B

STANDSTILL RESTRICTIONS

(a)               acquire or offer to acquire, agree to acquire or acquire rights to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, beneficial ownership of any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company;

(b)               (i) nominate, recommend for nomination, give notice of an intent to nominate or recommend for nomination a person, or consent to be nominated, for election at any annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Stockholder Meeting”) at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in, or support, any solicitation of proxies with respect to any Stockholder Meeting; (iii) submit, initiate, encourage or make any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; or (iv) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)               form, join or participate in any group with respect to any voting securities of the Company or deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(d)               demand an inspection of the Company’s books and records;

(e)               (i) make any public or private proposal with respect to, (ii) make any public statement or otherwise knowingly publicly or privately encourage, advise or assist any person with respect to or (iii) knowingly initiate or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any amendment to, or waiver of, any provision of the Company’s Charter or By-Laws or this Agreement, (C) any change in the capitalization or dividend policy of the Company, (D) any other change in the Company’s management, business, operations, strategy, governance, corporate structure, agreements, affairs or policies or (E) any tender offer, exchange offer, merger, acquisition, business combination or other transaction involving the Company;

(f)                take any action challenging the validity or enforceability of this Exhibit B or the Agreement (other than a proceeding challenging the enforceability of Executive’s release of ADEA claims provided for in Exhibit A to the Agreement).